Exhibit 99.1

Kaleyra , Inc., Reports Financial Results

for the Fourth Quarter and Fiscal Year 2019

Fiscal Year 2019 U.S. GAAP Financial Highlights (Unaudited)

•	Record total revenue of $129.6 million, up 66% year-over-year

•	Gross margin of 20.3%, up from 19.8% in fiscal 2018

•

Loss from operations of $2.4 million, which includes $8.3 million of one-time costs, including transaction costs related to the business combination and execution of the Company’s public offering, compared with a loss of $5.5 million in fiscal 2018

•	Net loss was $5.5 million, down from a net loss of $7.1 million in fiscal 2018

•	Loss per share was $(0.48), down from a loss per share of $(0.72) in fiscal 2018

•	Net cash from operations was $6.5 million, up 79% from fiscal 2018

Fiscal 2019 U.S. Non-GAAP Financial Highlights (Unaudited)

•	Pro forma Adjusted EBITDA of $11.1 million, up 50% from pro forma Adjusted EBITDA of $7.4 million in fiscal 2018

Business Highlights

•	27 billion billable messages and 3 billion voice calls processed, up 17.4% and 200.0% respectively, on a pro-forma basis, from 2018

•	Performance in line with expectations, earnout targets for the business combination achieved

New York and Vienna, VA – March 16, 2020 – Kaleyra, Inc. (NYSE American: KLR) (KLR WS) (“Kaleyra” or the “Company”) a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, today reported its U.S. GAAP financial results for the year ended December 31, 2019.

“We ended 2019 on a high note, reporting record revenue of nearly $130 million, adding several new high-profile U.S. customers and boosting margins by increasing our mix of higher margin revenue streams such as voice,” commented Dario Calogero, Kaleyra’s Founder and Chief Executive Officer. “While new customers continue to represent important vehicles for future growth, organic growth opportunities, including innovating and strengthening our product portfolio continue to create a stable and growing base of revenue, particularly in North America and Asia-Pacific with the communications platforms we acquired in 2018. For 2019, 86% of revenues was from customers that have been on our communications platform /API for at least a year. We continue to see volume increases driven by the higher number of digital transactions made by end-users and by the increasing penetration rate of digital payments in the underlying payments markets. Improved top-line performance, coupled with a continuous steady improvement in our gross margin, which is led by the introduction of new voice products that have higher profitability, helped us achieve our 2019 fiscal year goals. This included becoming a public company by way of a business combination in November 2019 and achieving the full earnout targets of 30% (where the threshold was 24%) revenue and 45% pro forma Adjusted EBITDA year-over-year growth.”

Multiple Growth Drivers In Place

Kaleyra provides an end-to-end platform to deliver identity authentication, notifications, secure messaging and connectivity to enterprises worldwide. The cloud-based platform ensures application communication is reliable, fully redundant, secure, flexible and scalable.

Kaleyra addresses healthy and growing markets. CPaaS market is expected to reach $10.9 billion in 2022 from $2 billion in 2017 (39.2% CAGR) (IDC, 2018), while SMS market is expected to reach $90 billion in 2022 from $60 billion in 2018 (11% CAGR) (GSMA, 2018).

Kaleyra’s global presence in Europe, Asia, Middle East and USA supports more than 3,000 customers globally, and processed more than 27 billion messages and 3 billion voice calls in 2019.

Among the addressed key end markets:

•

FinTech increased penetration is due to growing customer base and second Payment Services Directive (PSD2) adoption allowing for larger magnitude transactions. The deep relationships with key customers, highly secure technology platform, as well as the hybrid cloud implementation makes Kaleyra a prime choice for these applications.

•

Kaleyra’s established Enterprise messaging business has steadily increasing voice service adoption among existing customers. Kaleyra’s messaging business is based on real time analytics, including click-through, integration with AI and Chatbot and is based on optimized routing for faster delivery, thus being able to support 5,000 messages per second and is horizontally scalable. The Voice products comprise a full suite of Interactive Voice Response (IVR) and conferencing services, are integrated with interactive AI and Nature Language Processing (NLP), visual configurations of call routing and call broadcasting.

•	Global connectivity solutions to carriers and ISPs in 190+ countries is driven by strong worldwide demand.

Fourth Quarter U.S. GAAP 2019 Financial Highlights (Unaudited)

•	Total revenue of $35.6 million for the fourth quarter of 2019 was up 28% from $27.8 million in the fourth quarter of 2018.

•	Gross margin was 22.7% in the fourth quarter of 2019, compared with gross margin of 21.8% in the fourth quarter of 2018.

•

Operating expenses of $9.8 million in the fourth quarter of 2019 included $4.0 million in non-recurring consulting fees primarily incurred in connection with the business combination with GigCapital, Inc., and the related SEC filing for seeking approval of the business combination.

•

Loss from operations was $(1.8) million for the fourth quarter of 2019, and includes the $4.0 million of non-recurring fees mentioned above. This compares with a loss from operations of $(4.9) million in the fourth quarter of fiscal 2018.

•

Net loss was $(3.6) million, or a loss of $(0.25) per share, for the fourth quarter of 2019, compared with a net loss of $(5.7) million, or a net loss of $(0.56) per share, for the fourth quarter of 2018.

Fiscal 2019 U.S. GAAP Financial Highlights (Unaudited)

•

Total revenue of $129.6 million for the year ended December 31, 2019, was up 66% from $77.8 million in fiscal 2018. The number of messages delivered to customers increased mainly driven by the consolidation of Solutions Infini and Buc Mobile, but also by new services delivered to existing customers and business partners as well as significant volume delivered to a new major customer.

•

Gross profit of $26.4 million increased by 71% compared with 2018, mainly as a result of the introduction of new voice products with higher profitability. Gross margin for 2019 was 20.3%. This is up from a gross profit of $15.4 million, and gross margin of 19.8%, for fiscal 2018.

•

Operating expenses for fiscal 2019 were $28.8 million and were inclusive of $8.3 million in one-off costs and costs incurred in connection with the business combination with GigCapital, Inc. This compares with operating expenses of $20.9 million in fiscal 2018.

•

Operating loss was $(2.4) million for fiscal 2019, down from an operating loss of $(5.5) million in fiscal 2018. Fiscal 2019 operating loss included the intensive activities pertaining to completion of the business combination, including $8.3 million of one-off costs and one-time transaction costs.

•	Net loss for fiscal 2019 was $(5.5) million, or a loss of $(0.48) per share, compared with a net loss of $(7.1) million, or a loss of $(0.72) per share, in fiscal 2018.

•	Cash provided by operating activities was $6.5 million in fiscal 2019, compared with $3.6 million in fiscal 2018.

•

Cash and cash equivalents were $16.1 million as of December 31, 2019, with an additional $5.1 million of short-term marketable securities. In addition, as of December 31, 2019, the Company had $20.9 million of restricted cash as a result of the business combination to be used for forward share purchase agreements, which as of December 31, 2019, contemplated the expenditure of up to $34.1 million for the purchase of the Company’s shares.

Fiscal 2019 U.S. Non-GAAP Financial Highlights (Unaudited)

•	Pro forma Adjusted EBITDA was $11.1 million, up 50% from pro forma Adjusted EBITDA of $7.4 million in fiscal 2018

Recent Business Highlights

Kaleyra’s subsidiary, Campaign Registry Inc., continues its trial with a major U.S. based telecommunications customer to reduce spam by collecting robotically driven campaign information from messaging companies and process and share that information with mobile operators and the messaging ecosystem as appropriate. A new, sanctioned ecosystem for businesses will be established to communicate with their customers using 10 Digit Long Code (“10 DLC”) services. The benefit will be increased reliability and quality for message senders as well as less unwanted messages in the form of spam for mobile users. Kaleyra has executed a $15 million fixed purchase order with a U.S. headquartered global mega-cap media customer in February 2020. The revenue will be realized over the course of 2020.

With the emergence of COVID-19, Kaleyra is collaborating with the Italian Red Cross to provide a text messaging service (Short Code number 4353535) to allow citizens to book, through an SMS, the home delivery of medicine, groceries and health care transport without further burdening an already saturated toll-free number. Kaleyra will receive the SMS from the citizens and will send a report to the Italian Red Cross who will take charge of the requests.

“The CPaaS marketplace offers tremendous potential for growth, and with our expanding footprint in the United States, recent listing on the NYSE American stock exchange and expanding blue-chip customer base, we look forward to a strong trajectory of growth ahead,” added Mr. Calogero. “Our experience and reputation within the financial services industry has earned us a reputation as a trusted CPaaS provider and this is providing new business opportunities on a worldwide basis. We are just beginning to penetrate the U.S. market where we have added multiple new contracts over the last several months that have significant revenue potential. This will help drive revenue growth and margin expansion. With our innovative technology, product leadership, global revenue growth as well as a strengthened capital structure as a public company, Kaleyra is poised for significant global growth and shareholder value creation within the consolidating Cloud Communications for Enterprises market by both organic and strategic means.”

Outlook

Due to the uncertain and evolving public health outlook resulting from COVID-19, particularly as it relates to our business in Italy, Kaleyra is currently reviewing its 2020 annual guidance. While our results for January and February have been in line with our projections, beginning in March we have seen some volatility in our banking and payments business. The current and preliminary guidance reflects the limited visibility we have into this evolving situation and is most certainly subject to change. Despite these near-term headwinds, we are confident in our strategic course and long-term opportunity both in Italy as well as in Asia Pacific and North America, where, as of the date of this release, we have not yet seen an impact. In the longer term we foresee an acceleration of the digital transformation of many industries, which could have a positive impact on the volume of the services provided by Kaleyra.

For the fiscal year 2020, ending December 31, 2020, taking into effect the current and evolving situation with regard to COVID-19, the Company currently expects the following:

•	2020 revenue is anticipated to be in the range of $162 million to $172 million, which at the midpoint in consistent with the earlier guidance of $167 million.

•	Meeting the business combination earn-out targets of an increase of at least 24% in revenue and improvement of 45% in pro forma Adjusted EBITDA over 2019.

•

There are currently 20,019,048 shares of Kaleyra’s common stock issued and outstanding. In addition, there are 5,013,914 shares of common stock reserved for the Kaleyra, Inc. 2019 Equity Incentive Plan and an aggregate of 11,154,938 shares of common stock related to the outstanding warrants, with a strike price of $11.50.

The foregoing guidance is based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor Statement in this earnings release for a description of certain important risk factors that could cause actual results to differ, and refer to Kaleyra’s most recent annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of these risks. Furthermore, our outlook excludes items that may be required by U.S. GAAP, including, but not limited to, restructuring and related costs, acquisition or disposal related costs, expenses or income from certain legal actions, settlements and related costs outside our normal course of business, impairments of other long-lived assets, depreciation and amortization, extraordinary items, as well as the expensing of stock options and restricted stock grants. We do not intend to update this guidance as a result of developments occurring after the date of this release.

About Kaleyra

Kaleyra, Inc. (NYSE American: KLR) (KLR WS), is a global group providing mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising of messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to safely and securely manage billions of messages monthly with a reach to hundreds of MNOs and over 190 countries. For more information: https://www.kaleyra.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Kaleyra, its product and customer developments and its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and the business plans of Kaleyra’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Kaleyra in light of their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize, or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measure and Related Information

This press release includes reference to Adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is defined as of any date of calculation, as the consolidated pro forma earnings of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization, plus (i) transaction expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) the Adjusted EBITDA for pre-acquisition period of subsidiaries, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (vi) any provision for the write down of assets. Management uses Adjusted EBITDA, among other reasons, as it is a metric for determining whether there will be an earnout payment in accordance with the terms of the Stock Purchase Agreement. This non-GAAP financial measure is not a measure prepared in accordance with GAAP and might not be consistent with similar measures used by other companies. It shall not be considered as an alternative to any other measures of performance prepared under GAAP.

Contacts

Kaleyra:

(Media)

Marco Lastrico

Barabino & Partners USA, LLC

+1 212 308 8710

m.lastrico@barabinousa.com

(Investors)

Darrow Associates, Inc.

Alison Ziegler

+1 (201) 220-2678

Jim Fanucchi

+1 (408) 404-5400

ir@kaleyra.com

KALEYRA, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	As of December 31, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$16,103	$8,207
Restricted cash	20,894	—
Short-term marketable securities	5,124	3,151
Trade receivables	39,509	30,222
Prepaid expenses	648	462
Other current assets	4,224	2,544

Total current assets	86,502	44,586
Property and equipment, net	3,393	2,341
Intangible assets, net	9,353	11,276
Goodwill	16,953	17,276
Deferred tax assets	—	357
Other long-term assets	1,203	1,297

Total asset	$117,404	$77,133

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Account payables	$66,020	$40,166
Debt for forward share purchase agreements	34,059	—
Notes payables due to related parties	11,130	—
Deferred consideration for the acquisitions	—	3,005
Deferred consideration for the acquisitions due to related parties	—	3,245
Current portion of bank and other borrowings	13,299	4,686
Deferred revenue	1,397	1,500
Preference shares	683	—
Preference shares due to related parties	1,847	—
Payable to employees	1,038	1,020
Other current liabilities	1,229	1,009

Total current liabilities	130,702	54,631
Bank and other borrowings	14,078	9,125
Long-term notes payables due to related parties	7,500	—
Long-term payable to employees	1,398	1,147
Preference shares	—	495
Preference shares due to related parties	—	1,339
Deferred consideration for the acquisitions	—	1,553
Deferred consideration for the acquisitions due to related parties	—	1,150
Deferred tax liabilities	2,045	2,476
Other long-term liabilities	455	291

Total liabilities	156,178	72,207

Stockholders’ equity (deficit):
Common stock – authorized shares 100,000,000 and 120,501 as of December 31, 2019 and 2018, respectively; issued and outstanding shares 19,977,113 and 110,593 as of December 31, 2019 and 2018	2	1
Additional paid-in capital	(28,046)	10,186
Accumulated other comprehensive income	74	31
Accumulated deficit	(10,804)	(5,292)

Total stockholders’ equity (deficit)	(38,774)	4,926

Total liabilities and stockholders’ equity (deficit)	$117,404	$77,133

KALEYRA, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenue	$35,633	$27,815	$129,558	$77,845
Cost of revenue	27,560	21,762	103,205	62,425

Gross profit	8,073	6,053	26,353	15,420

Operating expenses:
Research and development	1,441	1,602	5,310	3,368
Sales and marketing	1,639	3,440	6,031	6,313
General and administrative	6,764	5,927	17,431	11,359
Loss on equity investments	—	—	—	(95)

Total operating expenses	9,844	10,969	28,772	20,945

Loss from operations	(1,771)	(4,916)	(2,419)	(5,525)
Other income, net	30	77	136	297
Financial expense, net	(233)	97	(439)	(416)
Foreign currency loss	(115)	(361)	(517)	(32)

Loss before income tax expense	(2,089)	(5,103)	(3,239)	(5,676)
Income tax expense	1,554	583	2,273	1,424

Net loss	$(3,643)	$(5,686)	$(5,512)	$(7,100)

Net loss attributable to non-controlling interests	—	(1)	—	(2)
Net loss attributable to the owners of the parent	(3,643)	(5,685)	(5,512)	(7,098)

Net loss attributable to common stockholders	$(3,643)	(5,685)	(5,512)	(7,098)

Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(0.56)	$(0.48)	$(0.72)

Weighted-average shares used in computing net loss per share attributable to common stockholders basic and diluted	14,322,326	10,094,694	11,603,379	9,828,411

KALEYRA, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Years Ended December 31,
	2019	2018
Cash Flows from Operating Activities
Net loss	$(5,512)	$(7,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,648	1,530
Stock-based compensation and preference shares	2,070	7,998
Loss of equity investments	—	(95)
Net provision for doubtful accounts	716	111
Post-employment benefit	315	139
Non-cash interest expense	657	229
Deferred taxes	(14)	72
Changes in operating assets and liabilities:
Trade receivables	(10,427)	(5,075)
Prepaid expenses and other current assets	(2,039)	(184)
Other long-term assets	47	185
Accounts payables	17,845	6,072
Other current liabilities	251	23
Deferred revenue	(64)	(182)
Long-term liabilities	(40)	(122)

Net cash provided by operating activities	6,453	3,601

Cash Flows from Investing Activities
Purchase of marketable securities	(5,868)	(3,873)
Sale of marketable securities	3,882	995
Purchase of property and equipment	(1,413)	(248)
Sale of property and equipment	38	9
Capitalized software development costs	(602)	(657)
Purchase of intangible assets	(16)	(47)
Cash and cash equivalents acquired in the reverse merger	21,666	—
Acquisition of Buc Mobile, net of cash acquired	—	(2,407)
Acquisition of Solutions Infini, net of cash acquired	—	(5,482)

Net cash provided by (used in) investing activities	17,687	(11,710)

Cash Flows from Financing Activities
Payments of deferred consideration for the acquisition of Buc Mobile	(4,000)	—
Payments of deferred consideration for the acquisition of Solutions Infini	(5,097)	—
Change in line of credit	1,973	1,699
Borrowings on term loan	16,670	5,611
Repayments on term loan	(4,844)	(913)
Proceeds from exercise of options	—	8

Net cash provided by financing activities	$4,702	$6,405

Effect of exchange rate changes on cash and cash equivalents	(52)	(634)

Net increase (decrease) in cash, cash equivalents and restricted cash	28,790	(2,338)
Cash, cash equivalents and restricted cash, beginning of period	$8,207	$10,545

Cash, cash equivalents and restricted cash, end of period	$36,997	$8,207

Supplemental disclosure of cash flow information
Cash paid for interests	$574	$264

Cash paid for income taxes	$835	$368

Cash and cash equivalents	$16,103	$8,207
Restricted cash	20,894	—

Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$36,997	$8,207

KALEYRA, Inc.

Adjusted EBITDA Reconciliation of GAAP to Non-GAAP Financial Information

(In millions)

(Unaudited)

	2019	2018
GAAP Net loss	$(5.5)	$(7.1)
Other income, net	(0.1)	(0.3)
Financial expense, net	0.4	0.4
Foreign currency loss	0.5	0.1
Income tax expense	2.3	1.4

Loss from operations	(2.4)	(5.5)
Depreciation and Amortization	2.6	1.5
Stock-based compensation and preference shares	2.1	8.0
Transaction and one-off costs	8.3	3.4
Company restructuring	0.5	0.0

Adjusted EBITDA	$11.1	$7.4